EXHIBIT 10.7(w)

On July 14, 2008, the company determined to pay Elbert L. Thomas, Jr., a retired executive officer of the company who was named as such in the company’s 2008 proxy statement, $25,000 for consulting work. Mr. Thomas performed that consulting work for the company in connection with the previously-announced contract to sell a substantial portion of the company’s mortgage business. Mr. Thomas ceased to be an executive officer of the company in early 2007, and retired as an officer and employee in early 2008. Prior to his retirement in 2008, one of Mr. Thomas’ duties had been related to the mortgage business transaction.

This compensation was reported on the company’s Current Report on Form 8-K filed July 17, 2008.